UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

WAHED REAL ESTATE SERIES 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	99-3337084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 East 28th Street, 8th Floor New York, New York	10016
(Address of principal executive offices)	(Zip Code)

817-657-7612

Registrant’s telephone number, including area code

Series Interests in Series Paign Drive

Series Interests in Series Lake Overlook Drive

Series Interests in Series Waynick Drive

Series Interests in Series Golden Honey

(Title of each class of securities issued pursuant to Regulation A)

In this Report, the terms “Wahed Real Estate,” “we,” “us, “our,” the “company” and similar terms refer to Wahed Real Estate Series 1 LLC, a Delaware Series Limited Liability Company, together with its consolidated Series; “Wahed Financial,” “Manager and “Managing Member” refers to the company’s parent and Managing Member, Wahed Financial LLC, together with its consolidated subsidiaries unless the context indicates otherwise.

This Report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the Report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Market and Other Industry Data

This Report includes market and other industry data and estimates that are based on the Managing Member’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Report, and we believe our estimates to be accurate as of the date of this Report or such other date stated in this Report. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Report, and estimates and beliefs based on that data, may not be reliable.

Item 1. BUSINESS

Overview

Wahed Real Estate is a Delaware series limited liability company formed on May 14, 2024 by its Managing Member Wahed Financial, a Delaware limited liability company. Wahed Real Estate is an investment vehicle that enables investors to own fractional ownership of specific residential rental properties. We believe our real estate platform will enable investors to invest in residential real estate with lower capital requirements and provide opportunities for income through rental returns, long term capital gains and capital preservation. We believe offering Series Interests lowers the cost-of-entry and minimizes the time commitment for real estate investing, with no investor involvement in asset or property management, while still providing the potential economic benefits normally associated with direct property ownership. The Wahed Real Estate platform will list each Series and their relevant properties, and investors can browse and choose opportunities in which to invest.

Our Series LLC Structure

The company establishes separate Series for the holding of residential properties to be acquired by the company. It is not anticipated that any Series would own any assets other than its respective real estate property and associated assets, the reason for which the applicable Series was created (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to such Underlying Assets and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of a Series Interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law. This would include contractual obligations that each Series will enter, such as any property management agreement with respect to the management of the specific property. This would also include the portion of any shared fees, costs or expenses that have been allocated to the Series, as discussed above and under “– Expenses and Allocation Policy.”

Strategy and Target Markets

Our investment strategy is to acquire, rent out, manage, operate, and sell residential properties located in vibrant, growing cities across America. Our primary focus initially will be single family homes and we may later expand (e.g., after 2 years) into multi-family properties (e.g., condos). We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long-term property value appreciation. Investment and operational decisions, including the selection and acquisition of residential properties to be included in a Series, will be made in accordance with Islamic financial and contractual principles, as determined by Wahed Financial and pursuant to its Shariah Operation Policy. Generally, Islamic financial principles require that investors share in profit and loss, that neither investors, nor any of the property owners or Wahed Real Estate receive or pay usury or interest, nor that legal contracts result in substantive speculation or uncertainty. Generally, this means that we will finance any property with cash or, if available, interest-free financing, rather than traditional interest-bearing mortgage financing. Please see “– Shariah Operation Policy” below for a further description of our Managing Member’s policy and procedures regarding compliance with Shariah and Islamic principles.

We focus on acquiring properties in urban areas that we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation. We will seek properties in markets that exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 – 500 homes);

●	Positive rates of job and income growth;

●	Large university and skilled workforce;

●	Popular with millennials; and

●	Favorable competitive landscape with respect to other institutional single family residence buyers.

Our strategy involves retaining and managing properties we acquire in Series for an extended period, which we expect will average around 10 years. The decision to sell a particular property will be made by carefully evaluating current and future market trends, the property’s condition, and factors affecting cash flow and profitability.

Market Dynamics

The current valuation of the US housing market stands at approximately $50 trillion. Currently, the market is characterized by historically low affordability, driven by elevated housing prices and high mortgage rates. There is a notable shortage of over 4 million housing units in the US. Additionally, the inventory of existing homes is limited, as current homeowners opt to retain their properties due to high interest rates. Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

Despite these challenges, the company believes that the long-term outlook for the real estate sector in the US remains optimistic.

Intended Business Process

Generally, the company and Wahed Financial intend to arrange for the purchase of a specific residential property either directly by the Series or by Wahed Financial or one of its affiliates.

If Wahed Financial or one of its affiliates purchases the property directly, then, after the relevant Series has obtained financing, it would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, as well as any renovation or repair costs incurred prior to the sale to the Series as well as the applicable sourcing fee specified in the Series Designation for the relevant Series. Our Managing Member may determine to sell the property to the Series shortly after the initial sale of Series Interests and prior to the Series raising sufficient funds to pay the purchase price of the property in full. In that case, the Managing Member would provide an interest-free loan to the Series to cover the full purchase price plus acquisition expenses and property improvement expenses, and would then be repaid such amounts out of future proceeds from the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property, the Series would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

In cases where Wahed Financial identifies and intends to have the Series purchase that property directly from a third party seller, it would use the proceeds of the offering for that Series to purchase the property. Adhering to Islamic principles, all property acquisitions will be conducted with cash or other interest-free financing, mitigating challenges associated with high mortgage rates. If the purchase agreement for the property does not include a financing condition and the closing for the property occurs prior to sufficient proceeds being received, Wahed Financial or an affiliate may provide an interest-free loan to the Series to finance all or part of the purchase price of the property plus acquisition expenses and property improvement expenses that would be repaid with the proceeds of the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property plus acquisition expenses and property improvement expenses, the Series would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

Intercompany loans between Wahed Financial or an affiliate thereof, on the one hand, and a Series, on the other hand, would generally have the following terms:

●	Interest: 0% interest.

●	Security: The loan would be unsecured.

●	Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount under the agreement at that time to be immediately due and payable.

●	No prepayment penalty

Shariah Operation Policy

As part of the Wahed Inc. group of companies, our Managing Member manages our company in compliance with the Wahed Shariah Operation Policy, designed to ensure that our company’s operations are conducted in accordance with Islamic principles and Shariah requirements. The policy provides the structure for a disciplined, objective, and consistent approach to investment selection and related financial services based on set ethical and Shariah screening criteria. The guiding principles established in the policy for our Managing Member’s conduct of business include the following:

●	truthfulness, honesty and fairness,

●	due care and diligence in the operation of business, including acting in the best interests of stakeholders and the evaluation of risk,

●	capabilities of senior management, staff and representatives to discharge their respective duties competently,

●	knowledge of and clients and transparent, fair and truthful communications with clients, and

●	avoidance or appropriate management of conflicts of interest such that stakeholders are treated fairly.

The policy sets out a Shariah governance structure designed to monitor Shariah compliance and ensure the conduct of business in a socially responsible manner, in compliance with the Shariah standards issued by the Accounting and Auditing Organization for Islamic Financial Institutions and under the guidelines and oversight of Wahed’s Shariah Supervisory Board (the “SSB”). Our Managing Member has coordinated with the SSB in establishing our company and determining our intended business process and investment approach to ensure our compliance with Shariah and Islamic principles.

Our Managing Member and Fees and Expenses payable by each Series

Wahed Financial serves as our Managing Member and the Managing Member of each Series. Our Managing Member acts through its manager, Ahmar Shaikh, its Chief Executive Officer and Chief Financial Officer. As our Managing Member, Wahed Financial has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the company and each Series.

Our Managing Member is responsible for the day-to-day management of the company and each Series and will manage all underlying property and other assets related to the various Series including the sales of property, property rentals, maintenance and insurance. We anticipate engaging local property managers for the day to day management of our properties and we expect property management fees to be in the range of 8-12% of gross rental receipts, which would be paid out of the revenues generated by such Series. To the extent that we have entered into a property management agreement with respect to any Series property, the terms of such agreement are set forth below under “– Property Overview.”

Sourcing Fee

If a Series raises the maximum offering amount for that Series, a portion of the proceeds would be paid to our Managing Member as a sourcing fee, which is set forth in the Certificate of Designation for the relevant Series and discussed under “Use of Proceeds” above. The sourcing fee represents a fee payable in connection with the search and negotiation of the property purchase and coordination of the work needed to prepare the property for rental. Our Managing Member determines this fee and sets the amount. To the extent that a Series raises less than the maximum offering amount resulting in insufficient funds to pay the sourcing fee, the Managing Member may determine to expense the balance of the sourcing fee, which would be deducted from revenues generated by the relevant property, waive the sourcing fee or invest in the relevant Series Interests to cover the balance of the sourcing fee.

Asset Management Fees

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, each Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter.

“Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Our Managing Member expects to determine “Asset Value” based on an internal review of recent comparable sales and may obtain third party valuations from time to time as needed.

Expenses and Allocations Policy

In addition to paying the sourcing fee and asset management fees discussed above, each Series will be responsible for the following fees, costs and expenses, or its allocated portion thereof) in connection with any offering of Series Interests by a Series and the sourcing and acquisition of a Series property shall be borne by the relevant Series (except in the case of an unsuccessful offering in which case all “dead deal costs” shall be borne by the Managing Member), and except to the extent assumed by the Managing Member in writing):

●	Cost to acquire the Series Property;

●	Brokerage fees;

●	Offering expenses (as discussed below); and

●	Acquisition expenses, meaning the fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series property, including real estate brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees, and similar costs and expenses incurred in connection with the evaluation, discovery, investigation and acquisition of a Series property.

Operating Expenses

Each Series of our company will also be responsible for the following costs and expenses attributable to the activities of our company related to such series (we refer to these as Operating Expenses):

●	any and all fees, costs and expenses incurred in connection with the management of a Series property, including Home Ownership Association (HOA) fees, income taxes, marketing, security and maintenance;

●	any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for interests in a Series to be made available to investors in certain states and any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U;

●	any and all insurance premiums or expenses, including directors’ and officers’ insurance of the directors and officers of the Managing Member, in connection with the Series;

●	any withholding or transfer taxes imposed on our company or a Series or any of the members as a result of its or their earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of our company or a Series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our company or a Series in connection with the affairs of our company or a Series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to our company or a Series;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the managing Member in connection with a Series;

●	the cost of the audit of our company’s annual financial statements and the preparation of its tax returns and circulation of reports to investors;

●	the cost of any audit of a series annual financial statements and the fees, costs and expenses incurred in connection with making of any tax filings on behalf of a series and circulation of reports to investors;

●	any indemnification payments to be made pursuant to the requirements of the Operating Agreement;

●	the fees and expenses of our company’s or a Series’ counsel in connection with advice directly relating to our company’s or a series’ legal affairs;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Managing Member in connection with the operations of our company or a Series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the Managing Member in its reasonable discretion.

The Managing Member will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from a Series property and cannot be covered by any Operating Expense reserves on the balance sheet of such Series, the Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, expected to be on an interest-free basis consistent with Islamic principles, and be entitled to reimbursement of such amount from future revenues generated by such series property, and/or (c) cause Series Interests to be issued to the Managing Member in order to cover such additional amounts.

Allocation Policy

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from series properties and any indemnification payments made by the Managing Member will be allocated among the various series interests in accordance with the Managing Member’s allocation policy set forth below. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series.  If, however, an item is not allocable to a specific Series but to our company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in the allocation policy. By way of example, as of the date of this Report it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy
Revenue	Each of the Series is expected to have monthly rental income from the Series property.	Allocable directly to the applicable Series

Acquisition Expenses	Appraisal and valuation fees (if incurred pre-closing)	Allocable directly to the applicable Series property

	Appraisal and valuation fees (if incurred post-closing)	Allocable directly to the applicable Series property

	Pre-purchase inspection	Allocable directly to the applicable Series property

	Closing costs (including any broker commissions)	Allocable directly to the applicable Series property

	Insurance of a series property as at time of acquisition	Allocable directly to the applicable Series property

Offering Expenses*	Legal expenses related to the preparation of regulatory paperwork (offering materials) for a series	Allocable pro rata based on the number of Series properties

	Audit and accounting work related to the regulatory paperwork for the company and each series	Allocable pro rata based on the number of Series properties

	Broker fees other than cash commissions (e.g., expense reimbursement)	Allocable pro rata based on the number of Series properties

	Brokerage commissions	Allocable directly to the applicable Series

	Third party marketing costs (including distribution of marketing materials)	Allocable pro rata based on the Asset Value of the Series

Operating Expense	Property management fees	Allocable directly to the applicable Series property

	Asset management fees	Allocable directly to the applicable Series

	Tax / Accounting / bookkeeping work related to the regulatory paperwork of the Series	Allocable pro rata based on the number of Series properties

	Security (e.g., surveillance and patrols)	Allocable pro rata based on the Asset Value of the Series

	Insurance	Allocable directly to the applicable Series property

	Maintenance	Allocable directly to the applicable Series property

	Property marketing or lease concessions, including special offers and terms	Allocable directly to the applicable Series property

Indemnification Payments	Indemnification payments under the Operating Agreement	Allocable pro rata based on the Asset Value of the Series

Disposition/Dissolution	Appraisal and valuations fees	Allocable directly to the applicable Series property

	Pre-sale improvements	Allocable directly to the applicable Series property

	Staging and marketing expenses	Allocable directly to the applicable Series property

	Real estate commissions	Allocable directly to the applicable Series property

*	For each Series, the maximum amount of Offering Expenses, excluding brokerage commissions, that will be allocated by the Managing Member to such Series will be 4% of the gross offering proceeds received by such Series.

Once such fees, costs or expenses have been allocated in accordance with the Managing Member’s allocation policy, each relevant Series would record their allocated portion and become liable for payment or for reimbursing the Managing Member for its pre-allocation payment of such expenses. There may be situations where it is difficult to allocate fees, costs and expenses among specific Series and, therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

Notwithstanding the foregoing, the manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

Property Overview

Series Paign Drive

On August 26, 2024, the company established Series Paign Drive for the purposes of acquiring the Paign Drive property. Wahed Financial initially purchased the Paign Drive property in August 2024 for a purchase price of $260,000 and, in May 2025, transferred the property to Series Paign Drive for $263,960. The following sets forth details of the property, its current rent and various fees.

Address of Property	41210 Paign Drive Sterling Heights, MI

Type of Property	Single-family detached home

Square foot	1,334 square feet

Lot size	9,147 square feet

Number of Units	1

Configuration	3 bedroom, 1.5 bath

Debt on property	None.

Current Monthly Rent	$2,200

Property Manager Fees	10% of rental revenue.

Fees payable to the Managing Member
Sourcing Fee	$14,300
Asset Management Fee	1% of Asset Value annually

For further details, please see the form of Lease Agreement for the Paign Drive property and the Paign Drive Property Management Agreement, each of which are filed as an exhibit hereto and incorporated by reference herein.

Series Lake Overlook Drive

In March 2025, Wahed Financial completed the acquisition of a residential property located at 6724 Lake Overlook Dr., Fort Worth, TX (the “Lake Overlook Drive property”) for a purchase price of $374,900 plus closing costs, including prorated property taxes. On May 23, 2025, the company established Series Lake Overlook Drive for the purposes of acquiring the Lake Overlook Drive property. In November 2025, Wahed Financial sold the property to Series Lake Overlook Drive for a $377,282 property purchase price. The following sets forth details of the property, its current rent and various fees.

Address of Property	6724 Lake Overlook Drive, Fort Worth, TX

Type of Property	Single-family detached home

Square foot	2,205 square feet

Lot size	5,745 square feet

Number of Units	1

Configuration	4 bedroom, 3 bath

Current Monthly Rent	$2,600

Property Manager Fees	7% of rental revenue, a lease commission equal to one month of gross rent (as exclusive leasing agent) and an initial $500 property onboarding fee plus additional fees.

Fees payable to the Managing Member
Sourcing Fee	$12,500	$14,300
Asset Management Fee	1% of Asset Value annually	1% of Asset Value annually

For further details, please see the form of Residential Lease for the Lake Overlook Drive property and the Lake Overlook Drive Property Management Agreement, each of which are filed as an exhibit hereto and incorporated by reference herein.

Series Waynick Drive

On August 25, 2025, Wahed Financial completed the acquisition of a residential property located at 8820 Waynick Drive, Raleigh, NC (the “Waynick Drive property”) for a purchase price of $435,000 (reflecting sales credits) plus closing costs. On September 25, 2025, the company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $435,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,324, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Address of Property	8820 Waynick Drive, Raleigh, NC

Type of Property	Single-family detached home

Square foot	1,692 square feet

Lot size	7,405 square feet

Number of Units	1

Configuration	3 bedroom, 2.5 bath

Current Monthly Rent	$3,425

Tennant Purchase Option Terms	One-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $435,000, less in each case an adjusted value share payment equal to the original option payment of $21,700 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property.

Property Manager Fees	8% of rental revenue, plus a 1% property disposition fee.

Fees payable to the Managing Member
Sourcing Fee	$21,276
Asset Management Fee	1% of Asset Value annually

For further details, please see the form of Lease Agreement and Value Share Agreement (Waynick Drive, Golden Honey and Lure Lane properties) and the Property Management Agreement (Waynick Drive, Golden Honey and Lure Lane properties), each of which are filed as an exhibit hereto, and which is incorporated by reference herein.

Series Golden Honey

On September 23, 2025, Wahed Financial completed the acquisition of a residential property located at 1740 Golden Honey Dr, Wake Forest, NC (the “Golden Honey property”) for a purchase price of $455,000 plus closing costs. On October 30, 2025, the company established Series Golden Honey for the purposes of acquiring the Golden Honey property. Wahed Financial intends to transfer the property to Series Golden Honey once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $455,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,893, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Address of Property	1740 Golden Honey Dr, Wake Forest, NC

Type of Property	Single-family detached home

Square foot	2,789 square feet

Lot size	6,534 square feet

Number of Units	1

Configuration	4 bedroom, 3 bath

Current Monthly Rent	$3,314

Tennant Purchase Option Terms	One-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $455,000, less an adjusted value share payment equal to the original option payment of $22,750 plus 10% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property

Property Manager and Fees	8% of rental revenue, plus a 1% property disposition fee.

Fees payable to the Managing Member
Sourcing Fee	$20,848
Asset Management Fee	1% of Asset Value annually

For further details, please see the form of Lease Agreement and Value Share Agreement (Waynick Drive, Golden Honey and Lure Lane properties) and the Property Management Agreement (Waynick Drive, Golden Honey and Lure Lane properties), each of which are filed as an exhibit hereto, and which is incorporated by reference herein.

Series Lure Lane

On January 5, 2026, Wahed Financial completed the acquisition of a residential property located at 112 Lure Lane, Wendell, NC (the “Lure Lane property”) for a purchase price of $505,000 plus closing costs. On January 30, 2026, the company established Series Lure Lane for the purposes of acquiring the Lure Lane property. Wahed Financial intends to transfer the property to Series Lure Lane once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $505,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,921, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Address of Property	112 Lure Lane, Wendell, NC

Type of Property	Single-family detached home

Square foot	2,375 square feet

Lot size	0.56 acres

Number of Units	1

Configuration	3 bedroom, 2.5 bath

Current Monthly Rent	$3,769

Tennant Purchase Option Terms	One-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value of $505,000, less an adjusted value share payment equal to the original option payment of $22,250 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property

Property Manager and Fees	8% of rental revenue, plus a 1% property disposition fee.

Fees payable to the Managing Member
Sourcing Fee	$17,500
Asset Management Fee	1% of Asset Value annually

For further details, please see the form of Lease Agreement and Value Share Agreement (Waynick Drive, Golden Honey and Lure Lane properties) and the Property Management Agreement (Waynick Drive, Golden Honey and Lure Lane properties), each of which are filed as an exhibit hereto, and which is incorporated by reference herein.

Employees

Wahed Real Estate currently has 0 full-time employees and 0 part-time employees. Wahed Financial is managed by its individual manager, Ahmar Shaikh, who also serves as its Chief Executive Officer and Chief Financial Officer.

The Wahed Real Estate Platform

Wahed Inc., parent company of Wahed Financial, the Managing Member, owns and operates a real estate investment platform located at www.wahed.com/real-estate (the “Wahed Real Estate Platform”) that allows investors to hold interests in real estate opportunities that may have been historically difficult to access for some investors. Wahed, Inc. recently launched a mobile app-based real estate investment platform, and has transitioned its real estate investment platform to the App. The App is available to download through App stores and through the above Wahed real estate website. In the Wahed Real Estate Platform, investors can browse and screen the investments offered by each of our Series, now existing or to be formed by our company in the future, create a wallet account, and electronically sign legal documents to purchase Series interests.

Intellectual Property

Wahed Real Estate does not have any patents, trademarks or other intellectual property protections, and has not filed any applications. Wahed Inc., the parent company of Wahed Financial, has a trademark registered with the U.S. Patent and Trademark Office for the mark “Wahed” (Registration No. 5611100) and a registered trademark in the U.S. for the quadrilateral symbol used in the company’s logo.

Regulation

Residential rental properties are subject to various covenants, local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our residential properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our residential properties, including prior to acquiring any of our residential properties or when undertaking renovations. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements.

Litigation

The Company and each of its Series may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company and each of its Series does not anticipate that the outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations. In 2025, an individual filed a complaint related to a slip and fall incident alleged to have occurred in the driveway of the Paign Drive property in February 2025. Wahed Real Estate Series 1 LLC is a named defendant along with other third parties, including the then property manager for the property. Because the incident is alleged to have occurred prior to the transfer of the property by the Managing Member to Series Paign Drive, the Company believes it has strong defenses to these claims and that it will ultimately not have any exposure related to this matter.

Property

Wahed Real Estate currently does not own or lease any property other than any Underlying Assets included in each Series. Wahed Financial, the company’s Managing Member maintains an office in New York, NY that it leases and it, not our company, is responsible for bearing the costs of its offices.

Item 2. MANAGEMENT’S DISCUSSION  AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the company’s financial statements and financial condition of Wahed Real Estate and results of its operations together with its consolidated and consolidating financial statements and related notes appearing at the end of this Report. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” included in our Offering Circular found here.

Overview

Wahed Real Estate was formed on May 14, 2024 (“Inception”) in the state of Delaware. The company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the company.

Wahed Financial entered into a purchase contract with an unaffiliated third party on June 30, 2024 for the purchase of a residential property located at 41210 Paign Dr., Sterling Heights, MI (the “Paign Drive property”) for a purchase price of $260,000 plus prorated property taxes and water bills from July 5, 2024 plus a $595 compliance/transaction fee. On August 26, 2024, the company established Series Paign Drive for the purposes of acquiring the Paign Drive property. In May 2025, Wahed Financial transferred the property to Series Paign Drive in exchange for $263,960, financed mainly with an interest free-loan. The Company also incurred $4,200 in acquisition expenses and $14,300 in sourcing fees in relation to the transfer, which were recorded as deemed distributions to members’ equity (deficit). Wahed Financial has engaged a third-party property manager for compensation equal to 10% of rental revenue. On April 9, 2025, the Paign Drive property was leased to a renter under a two-year lease for a monthly rent of $2,100 - 2,200.

In March 2025, Wahed Financial completed the acquisition of a residential property located at 6724 Lake Overlook Dr., Fort Worth, TX (the “Lake Overlook Drive property”) for a purchase price of $374,900 plus closing costs, including prorated property taxes. On May 23, 2025, the company established Series Lake Overlook Drive for the purposes of acquiring the Lake Overlook Drive property. In November 2025, Wahed Financial sold the property to Series Lake Overlook Drive for $377,282, financed with an interest free loan. The Company also incurred $4,800 in acquisition expenses and $12,500 in sourcing fees in relation to the transfer, which were recorded as deemed distributions to members’ equity (deficit). Wahed Financial has engaged a third-party property manager for compensation equal to 7% of gross monthly rentals. The Manager rented the Lake Overlook Drive property on June 1, 2025 for one year, automatically renewing on a month-to-month basis unless terminated, for a monthly rent of $2,600.

On August 25, 2025, Wahed Financial completed the acquisition of a residential property located at 8820 Waynick Dr., Raleigh, NC (the “Waynick Drive property”) for a purchase price of $435,000 (reflecting sales credits) plus closing costs. On September 25, 2025, the company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $435,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,324, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

On September 23, 2025, Wahed Financial completed the acquisition of a residential property located at 1740 Golden Honey Dr., Wake Forest, NC (the “Golden Honey property”) for a purchase price of $455,000 plus closing costs. On October 30, 2025, the company established Series Golden Honey for the purposes of acquiring the Golden Honey property. Wahed Financial intends to transfer the property to Series Golden Honey once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $455,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,893, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

On January 5, 2026, Wahed Financial completed the acquisition of a residential property located at 112 Lure Lane, Wendell, NC (the “Lure Lane property”) for a purchase price of $505,000 plus closing costs. On January 30, 2026, the company established Series Lure Lane for the purposes of acquiring the Lure Lane property. Wahed Financial intends to transfer the property to Series Lure Lane once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $505,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,921, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial has engaged a third-party property manager for the Waynick Drive, Golden Honey and Lure Lane properties with compensation equal to 8% of gross rent. The Waynick Drive property was rented in August 2025 for a monthly rent of $3,425 for a term of three years. The Golden Honey property was rented in September 2025 for a monthly rent of $3,314 for a term of three years. The Lure Lane property was rented effective January 6, 2026 for a monthly rent of $3,769 for a term of three years.

Under Value Share Agreements that have been assigned to Wahed Financial, each tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value, less an adjusted value share payment. The adjusted value share payment for the Waynick Drive property would be equal to the original option payment of $21,700 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The adjusted value share payment for the Golden Honey property would be equal to the original option payment of $22,750 plus 10% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The adjusted value share payment for the Golden Honey property would be equal to the original option payment of $25,250 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The terms of the leases and the Value Share Agreements may be extended for up to two years, with an adjustment to the monthly rental payment.

Wahed Financial is the company’s Manager. As the company’s Manager, it will manage the company’s day-to-day operations. Wahed Financial is also the managing member of each Series.

Going Concern

The company’s consolidated and consolidating financial statements have been prepared on a going concern basis, , which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each Series is a business that has recently commenced its principal operations, plans to incur significant costs in pursuit of its capital financing plans and is dependent upon its Managing Member and its affiliates for continued funding of its cash flow needs. The Company has an accumulated deficit of $39,973 as of December 31, 2025. The Company limited liquid assets to satisfy its obligations as they come due with cash of $632,245 against current liabilities of $729,179 as of December 31, 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The Company’s and each Series’ ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain sufficient capital financing from investors and rental revenue generated by acquired properties to meet its current and future obligations. No assurance can be given that the Company will be successful in these efforts.

Results of Operations

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENT OF OPERATIONS
For the period from January 01, 2025 to December 31, 2025

	Series Paign Drive	Series Lake Overlook Drive	Series Waynick Drive	Series Golden Honey Drive	Unallocated	Consolidated

Revenues
Revenues from operations	$17,700	$7,800	$-	$-	$-	$25,500
Total Revenues	17,700	7,800	-	-	-	25,500

Operating expenses
Professional fees	1,300	500	-	-	10,000	11,800
Property taxes	4,706	-	-	-	-	4,706
Depreciation	5,661	1,862	-	-	-	7,523
Bank charges	565	-	-	-	153	718
Property management fees	1,468	546	-	-	-	2,014
Property commission fees	2,100	2,600	-	-	-	4,700
Asset management fees	1,266	937	-	-	-	2,204
Insurance	1,642	531	-	108	-	2,281
Bad debts	2,250	-	-	-	-	2,250
General and administrative	-	-	-	-	-	-
Repairs & maintenance	2,585	-	-	-	-	2,585
HOA fees	-	-	-	-	-	-
Total operating expenses	23,544	6,977	-	108	10,153	40,781

Income/(loss) from operations	(5,844)	823	-	(108)	(10,153)	(15,281)

Other Income/(expense)
Gain on debt forgiveness	1,842	-	-	-	32,752	34,594
Total Other Expense	1,842	-	-	-	32,752	34,594

Net Income / (Loss)	$(4,002)	$823	$-	$(108)	$22,599	$19,313
Weighted average membership interests	577	1,033	-	-	-	N/A
Earnings (Loss) per membership interest	$(6.93)	$0.80	$-	$-	$-	N/A

Revenue for the year ended December 31, 2025 is comprised of rental income from the properties held by our Series as shown above. The company was formed on May 14, 2024 and had no significant operations and no revenues in the year ended December 31, 2024.

Operating expenses for the year ended December 31, 2025, consisted primarily of expenses related to the properties owned by us during the year as well as professional fees, mostly related to audit and legal services and expenses associated with our company and Series. Property commission fees incurred in 2025 represent payments to the respective property managers for the initial lease of the relevant properties  are not expected to recur until a property is released. Similarly, repair and maintenance expenses for Paign Drive were somewhat elevated due to the age of the property and the repairs needed to prepare the property for rent. In addition, the Manager is paid an asset management fee starting from the date a property is transferred to a Series, equal to 0.25% per quarter (1% annualized) of the asset value, as determined by the Manager as of the last day of the immediately preceding quarter.

As of December 31, 2025, the company has also deferred $97,149 of offering costs, consisting of $88,518 of unallocated deferred offering costs, $4,350 of Series Waynick Drive deferred offering costs and $4,281 of Series Golden Honey deferred offering costs. We have preliminarily allocated up to 4% of the maximum expected gross offering amount to cover offering costs for each respective Series, as and when such expenses are incurred. These deferred offering costs are charged to members’ equity upon the completion of an offering, such as is the case with Series Paign Drive and Series Lake Overlook Drive, or to expense if the offering is not completed. In the event that the aggregate funds raised by any Series are less than the amount anticipated, the corresponding allocation of offering expenses to such Series shall be reduced accordingly. These expenses have been funded by affiliates of the company as described below.

Operating expenses for the period from Inception to December 31, 2024, consisted primarily of professional fees of $16,500 related to audit services. As of December 31, 2024, the company had also incurred an aggregate of $114,693 of offering expenses, which were recorded as deferred offering costs on its consolidated and consolidating balance sheet, $12,544 of which were allocated to Series Paign Drive.

Liquidity and Capital Resources.

Due to its recent formation and limited operations to date, the company’s assets and liabilities relate principally to the properties it has acquired, its deferred offering costs incurred to date and borrowings from related parties. The company is dependent on its Manager and its affiliates for continued funding of its cash flow needs as discussed under “ – Going Concern” above.

The company had a total of $684,649 due to the Manager or its affiliates as of December 31, 2025, $214,528 of which is recorded for Series Paign Drive and $404,182 is recorded for Series Lake Overlook Drive, principally reflecting related party funding of the purchase price of the respective properties. Once the company acquires residential properties and repays any related party financing, it expects that its capital resources would be derived principally from operating cash flow.

In December 2024, the company commenced offering Series Interests pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), and has raised the following funds through the issuance of Series Interests in the below Series Interests.

Series	Maximum Series Interests Offered	Series Interest issued through April 30, 2026*	Gross Proceeds from issued Series Interests through April 30, 2026
Series Paign Drive	3,136	3,136	$313,600
Series Lake Overlook Drive	4,100	4,100	$410,000
Series Waynick Drive	4,850	4,850	$485,000
Series Golden Honey	4,980	4,975	$497,500

*	Does not include pending subscriptions that have not yet been accepted by the company.

Following receipt of the proceeds from the issuance of Series Interests, the Series generally would repay their loans from the Managing Member or its affiliates and then would pay Wahed Financial the relevant sourcing fee if sufficient funds are raised.

All current and future Series will be dependent on the net proceeds from their respective offering for funding to acquire their respective properties.

Other than loans or advances of funds from related parties, the company may, though it does not expect to, secure interest-free financing incurred by a Series, particularly if required to raise sufficient capital to purchase the underlying assets.

Trend Information

The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions.

Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The U.S. government has also instituted other initiatives that may affect our business, including a stricter immigration and deportation policy. To the extent such actions result in increased prices for goods or labor shortages and higher prices for services, our costs may be materially adversely impacted. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions or for other reasons could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

A host of other factors beyond the company’s control could also adversely affect our business, including but not limited to: recession, downturn or otherwise; inflation; government policies surrounding institutional investment in residential properties; tenant rights; local ordinances where properties reside; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on our financial condition and the results of its operations.

The company expects to incur significant additional expenses as it grows its business. The company will need significant additional capital resources to acquire properties and operate its business thereafter, which is subject to significant risks and uncertainties.

Item 3. DIRECTORS AND OFFICERS

In accordance with the Operating Agreement, Wahed Financial is the initial Managing Member of each Series. Wahed Financial is also the Managing Member of Wahed Real Estate. Wahed Real Estate does not have any officers or directors. Wahed Financial is managed by 1 individual manager who also serves as Chief Executive Officer and Chief Financial Officer as detailed below.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/ Part Time
Ahmar Shaikh	Manager, Chief Executive Officer and Chief Financial Officer	31	May 8, 2024	10 hours/week

Ahmar Shaikh

Ahmar is the Head of North America at Wahed Invest LLC, a position he has held since December 2023. At Wahed Invest LLC, Ahmar oversees all activities pertaining to the region, which includes operations, sales, marketing, strategy, and product. Ahmar is a seasoned executive with approximately 7 years of experience and a strong record of managing and growing business through innovation. Prior to joining Wahed Invest LLC and since 2021, Ahmar was a Vice President of strategy, transformation, and growth at Aviso Wealth, Canada’s largest independent wealth management firm. Prior to this time and since 2017, Ahmar worked with multiple financial services organizations globally as a management consultant at Deloitte Canada.

The Managing Member and the Operating Agreement

The Managing Member will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Managing Member and its members and officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Managing Member will perform its duties and responsibilities pursuant to the Operating Agreement. The Managing Member will maintain a contractual, as opposed to a fiduciary relationship, with us and our investors. Furthermore, we have agreed to limit the liability of the Managing Member and to indemnify the Managing Member against certain liabilities.

The Operating Agreement further provides that our Managing Member, in exercising its rights in its capacity as Managing Member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any Series or any of the Interest holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity.  In addition, the Operating Agreement provides that our Managing Member will not have any duty (including any fiduciary duty) to our company, any Series or any of the Interest holders.

Our Managing Member has not-sponsored any prior real estate investment programs. Accordingly, this Offering Circular does not contain any information concerning prior performance of our Managing Member and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase interests in our Series.

Responsibilities of the Manager

The responsibilities of the Managing Member include:

●	Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	Offering Services such as the development of our Series offerings, including the determination of their specific terms;

●	Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the Managing Member deems necessary to the proper performance of its obligations under the Operating Agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all persons acting in any other capacity deemed by the manager necessary or desirable for the performance of any of the services under the Operating Agreement;

●	Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

●	Investor Services such as managing communications with our investors, including answering phone calls, preparing and sending written and electronic reports and other communications;

●	Financing Services such as monitoring and overseeing the service of our debt and other financings, if any; and

●	Disposition Services such as evaluating and approving potential asset dispositions, sales or liquidity transactions.

Compensation of Directors and Executive Officers

The company did not compensate any director or executive officer of Wahed Financial for its services to Wahed Real Estate. Pursuant to the Operating Agreement, the Managing Member, or affiliated entities, will receive fees and expense reimbursements for services relating to our Series offerings and the investment and management of our Series and their Underlying Assets. These fees and expense reimbursement are discussed under “Item 1. Business – Our Managing Member and Fees and Expenses payable by each Series.”

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays the securities of our company beneficially owned by Wahed Financial. No securities of our company or any Series are owned by any manager or officer of Wahed Financial and no other holder beneficially owns more than 10% of any class of the company’s securities or Series interests.

Title of class A	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Wahed Real Estate Membership Interest	Wahed Financial LLC 27 East 28th Street, 8th Floor New York, New York 10016	100% of Membership Interests of Wahed Real Estate Series 1 LLC	n/a	100%	100%

As of the date of this Report, there were 3,136 Series Interests of Series Paign Drive outstanding and 4,100 Series Interests of Series Lake Overlook Drive outstanding. Prior to the initial offering of any Series, Wahed Financial is the Initial Member and sole Managing Member of such Series. Mr. Shaikh is the Manager of Wahed Financial.

Wahed Inc. is currently the sole member and 100% owner of Wahed Financial. Approximately 21% of the capital stock of Wahed Inc. is owned by Junaid Wahedna, who is also the Chairman of its board of directors. No other person beneficially owns more than 10% of Wahed Inc.

Following its regulatory examination of Wahed Invest, a wholly owned subsidiary of Wahed Inc. and a registered investment advisor, beginning in June 2019, the SEC staff requested additional information from Wahed Invest, investigating certain marketing communications and purported operational deficiencies between September 2018 and July 2019.  Wahed Invest fully cooperated with the SEC’s investigation and elected to make an offer of settlement to the SEC, and based on information that Wahed Invest provided, the SEC issued an Order Instituting Administrative Cease-and-Desist Proceedings against Wahed Invest on February 10, 2022 (the “2022 SEC Order”). The SEC alleged (1) that Wahed Invest made certain misleading statements with respect to marketing of its new equity products in 2018, (2) that from September 2018 through July 2019, Wahed Invest represented that it periodically rebalanced its robo-advisory client accounts when it did so only twice, (3) that Wahed Invest failed to give prior disclosure to its clients of its preference for and affiliation with the Wahed FTSE USA Shariah ETF or of any potential conflicts of interest related to the Wahed FTSE USA Shariah ETF and (4) that Wahed Invest did not have sufficient written policies to ensure the Shariah-compliance of its report on the purification of impermissible income.  The SEC alleged that Wahed Invest violated Sections 206(2) and 206(4) of the Investment Advisers Act of 1940, and Rules 206(4)-1 and 206(4)-7 promulgated thereunder. The SEC, among other things, censured Wahed Invest and ordered Wahed Invest to cease-and-desist from any future violations of Sections 206(2) and 206(4) of the Investment Advisers Act of 1940  (“Advisers Act”), and Rules 206(4)-1 and 206(4)-7 promulgated thereunder, and pay a $300,000 civil penalty. Wahed Invest consented to the Order without admitting or denying the SEC’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).  Prior to the entry of the 2022 SEC Order, Wahed Invest implemented additional remedial measures beyond previously planned operational changes made in  2019.

Also, the SEC issued an Order Instituting Administrative and Cease-and-Desist Proceedings against Wahed Invest on November 1, 2024 (the “2024 SEC Order”).  The SEC alleged that from November 4, 2022 through May 2024, Wahed Invest disseminated certain advertisements on its public website and via social media and email containing endorsements from several professional athletes that failed to provide the disclosures required under Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder (the “Marketing Rule”).  The 2024 SEC Order further alleges that Wahed Invest disseminated advertisements on its public website that presented hypothetical, backtested performance without adopting and implementing required policies and procedures designed to ensure the hypothetical performance was relevant to the likely financial situation and investment objectives of the intended audience, also in violation of the Marketing Rule.  By virtue of these actions, the SEC alleged that Wahed Invest violated Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder. The SEC censured Wahed Invest and ordered it to cease-and-desist from any future violations of Sections 206(4) of the Advisers Act and Rule 206(4)-1 thereunder; ordered Wahed Invest to pay a civil monetary penalty of $250,000; and ordered Wahed Invest to complete certain undertakings.  Wahed Invest consented to the 2024 SEC Order without admitting or denying the SEC’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).

Item 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

Real Estate Agreements

Wahed Financial initially purchased the Paign Drive property in August 2024 and, in May 2025, sold the property to Series Paign Drive in exchange for $263,960, financed mainly with an interest free-loan. The Company also incurred $4,200 in acquisition expenses and $14,300 in sourcing fees paid to the Managing Member in relation to the transfer, which were recorded as deemed distributions to members’ equity (deficit). On March 12, 2025, the Managing Member entered into a property management agreement for the Paign Drive property for a monthly fee of 10% of gross monthly rentals, which was transferred to Series Paign Drive in connection with the sale of the Paign Drive property to Series Paign Drive. On April 9, 2025, the Paign Drive property was leased to a renter under a two-year lease for a monthly rent of $2,100 – 2,200, and the lease was assigned to Series Paign Drive upon transfer of the property to the Series.

Wahed Financial entered into a purchase contract with an unaffiliated third party on February 18, 2025 for the purchase of the Lake Overlook Drive property for a purchase price of $374,900 plus closing costs, including prorated property taxes. The property was purchased by Wahed Financial in March 2025. On May 23, 2025, the company established Series Lake Overlook Drive for the purposes of acquiring the Lake Overlook Drive property. In November 2025, Wahed Financial sold the property to Series Lake Overlook Drive for $377,282, financed with an interest free-loan. The Company also incurred $4,800 in acquisition expenses and $12,500 in sourcing fees in relation to the transfer, which were recorded as deemed distributions to members’ equity (deficit).

Wahed Financial has entered into a management agreement with a local unaffiliated property manager to provide for the day to day management of the Lake Overlook Drive property for a monthly fee of 7% of gross monthly rentals, a lease commission equal to one month of gross rent (as exclusive leasing agent) and an initial $500 property onboarding fee. The Manager rented the Lake Overlook Drive property on June 1, 2025 for one year, automatically renewing on a month-to-month basis unless terminated, for a monthly rent of $2,600. Each of these agreements will be assigned to the Series.

On August 25, 2025, Wahed Financial completed the acquisition of the Waynick Drive property for a purchase price of $435,000 (reflecting sales credits) plus closing costs. On September 25, 2025, the company established Series Waynick Drive for the purposes of acquiring the Waynick Drive property. Wahed Financial intends to transfer the property to Series Waynick Drive in the near term since  sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $435,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,324, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses .

On September 23, 2025, Wahed Financial completed the acquisition of the Golden Honey property for a purchase price of $455,000 plus closing costs. On October 30, 2025, the company established Series Golden Honey for the purposes of acquiring the Golden Honey property. Wahed Financial intends to transfer the property to Series Golden Honey in the near term since sufficient funds  from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $455,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,893, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

On January 5, 2026, Wahed Financial completed the acquisition of the Lure Lane property for a purchase price of $505,000 plus closing costs. On January 30, 2026, the company established Series Lure Lane for the purposes of acquiring the Lure Lane property. Wahed Financial intends to transfer the property to Series Lure Lane once sufficient funds from the company’s Regulation A offering have been tendered to the company. The purchase price is expected to be $505,000 plus reimbursement of the Manager’s acquisition expenses, estimated at $10,921, and, to the extent incurred by the Manager prior to its sale of the property to the Series, any property improvement expenses.

Wahed Financial has engaged a third-party property manager to provide for the day to day management of the Waynick Drive, Golden Honey and Lure Lane properties for compensation equal to 8% of gross rent payable quarterly in advance. The Waynick Drive property was rented in August 2025 for a monthly rent of $3,425 for a term of three years. The Golden Honey property was rented in September 2025 for a monthly rent of $3,314 for a term of three years. The Lure Lane property was rented effective January 6, 2026 for a monthly rent of $3,769 for a term of three years.

Under Value Share Agreements that have been assigned to Wahed Financial, each tenant has been granted a one-time right to purchase the property at the expiration of the three year term for a purchase price equal to the greater of the current market value or the initial home value, less an adjusted value share payment. The adjusted value share payment for the Waynick Drive property would be equal to the original option payment of $21,700 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The adjusted value share payment for the Golden Honey property would be equal to the original option payment of $22,750 plus 10% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The adjusted value share payment for the Golden Honey property would be equal to the original option payment of $25,250 plus 50% of the appreciation in the value of the property or minus 5% of the depreciation in the value of the property. The terms of the leases and the Value Share Agreements may be extended for up to two years, with an adjustment to the monthly rental payment.

Related Party Loans

The company had a total of $684,649 due to the Manager or its affiliates as of December 31, 2025, of which $214,528 is recorded for Series Paign Drive and $404,182 is recorded for Series Lake Overlook Drive, reflecting funding of all or a portion of the purchase price of their respective properties, as discussed above, as well as expenses applicable to each Series. The remaining amounts reflect funding for offering and other expenses, a portion of which has been preliminarily allocated to the various Series based on the maximum potential gross proceeds it may raise in its offering under Regulation A.

The balances bear no interest in the principal amounts borrowed. Loan facility fee payable as of December 31, 2025 and 2024, on these loans was $0 and $3,629, consisting of $3,237 unallocated loan facility fee payable and $392 loan facility fee payable from Series Paign Drive as of December 31, 2024. Following a review of loan balances in 2025 and discussions with the counterparties, the Managing Member and its affiliates determined to discontinue charging a loan facility fee on loans to the company and its Series and to waive the outstanding loan facility fee on loan balances. Accordingly, a loan facility fee aggregating to $3,569 was charged to other income as a gain on debt forgiveness. The remaining $60 was not reversed because the loan balance, along with the loan facility fee had previously been settled prior to this review.

See Note 6 to our audited consolidated and consolidating financial statements as of and for the year ended December 31, 2025, for a further discussion of these loans.

Conflicts of Interest

The company is subject to various conflicts of interest arising out of its relationship with the Managing Member and its affiliates. These conflicts are discussed below.

General

The member and the officer of Wahed Financial, who will make all decisions on behalf of our company, is also a key professional of Wahed Inc and/or its other subsidiaries and has legal obligations with respect to those entities that may be similar to his obligations to the company. In addition, in the future, any officers or members of Wahed Financial and its affiliates may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Wahed Financial may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors and under Regulation D or Regulation A or otherwise. Wahed Financial will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Wahed Financial’s professionals and other personnel of it or its affiliates for the day-to-day operation of our business. These persons’ interests in Wahed Financial and other affiliated entities, obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of the Wahed group of companies, mean that they will face conflicts of interest in allocating time among the company, Wahed Financial, other affiliated entities and other business activities in which they are is involved. The company believes that Wahed Financial and its affiliates have sufficient personnel and resources to fully discharge their responsibilities to our company and Series.

Item 6. OTHER INFORMATION

None.

Item 7. FINANCIAL STATEMENTS

WAHED REAL ESTATE SERIES 1 LLC

A Delaware Limited Liability Company

Consolidated and Consolidating Financial Statements (Audited)

As of December 31, 2025 and 2024, for the year ended December 31, 2025, and for the period from
May 14, 2024 (inception) to December 31, 2024

WAHED REAL ESTATE SERIES 1 LLC

INDEPENDENT AUDITOR’S REPORT

To the Managing Member of

Wahed Real Estate Series 1 LLC

Lewes, DE

Opinion

We have audited the accompanying consolidated financial statements of Wahed Real Estate Series 1 LLC (the “Company”) on a consolidated basis, which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2024, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2024 for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, the financial position of each listed Series as of December 31, 2025 and 2024, and the Company’s and each listed Series consolidated operations and its cash flows for the year ended December 31, 2025 and for the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated and consolidating financial statements, on a total consolidated basis, the Company had an accumulated deficit of $39,973 and limited liquid assets to satisfy its obligations as they come due, with cash of $632,245 relative to current liabilities of $729,179. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2025 and 2024, for the year ended December 31, 2025, and for the period from May 14, 2024 (inception) to December 31, 2024, each listed Series’ financial statements as of December 31, 2025 and 2024, for the year ended December 31, 2025, and for the period from May 14, 2024 (inception) to December 31, 2024 are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements and each listed Series’ financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 27, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS
As of December 31, 2025

	Series Paign Drive	Series Lake Overlook Drive	Series Waynick Drive	Series Golden Honey	Unallocated	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$222,245	$410,000	$-	$-	$-	$632,245
Deferred offering costs	-	-	4,350	4,281	88,518	97,149
Prepaid expenses	1,447	531	-	1,187	-	3,166
Other receivable	768	-	-	-	-	768
Rent receivable	3,150	11,954	-	-	-	15,104
Total current assets	227,611	422,485	4,350	5,468	88,518	748,432

Real estate assets:
Appliance and equipment	5,387	-	-	-	-	5,387
Building and building improvements	211,285	307,282	-	-	-	518,567
Land	60,400	70,000	-	-	-	130,400
Accumulated Depreciation	(5,661)	(1,862)	-	-	-	(7,523)
Total real estate assets	271,411	375,419	-	-	-	646,830

TOTAL ASSETS	$499,022	$797,905	$4,350	$5,468	$88,518	$1,395,262

LIABILITIES AND MEMBERS’ EQUITY (DEFIICIT)
Current liabilities:
Accounts payable	$6,728	$-	$-	$865	$27,978	$35,571
Security deposit	3,150	2,600	-	-	-	5,750
Unearned revenue	-	2,600	-	-	-	2,600
Dividend payable	609	-	-	-	-	609
Due to related parties	214,528	404,182	4,350	4,711	56,878	684,649
Total Liabilities	225,016	409,382	4,350	5,576	84,856	729,179

Members’ Equity (Deficit):
Members’ capital	301,056	405,000	-	-	-	706,056
Retained earnings (Accumulated deficit)	(27,051)	(16,477)	-	(108)	3,662	(39,973)
Total Members’ Equity (Deficit)	274,005	388,523	-	(108)	3,662	666,083

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$499,022	$797,905	$4,350	$5,468	$88,518	$1,395,262

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS
As of December 31, 2024

	Series Paign Drive	Unallocated	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$3,179	$-	$3,179
Deferred offering costs	12,544	102,149	114,693
Prepaid expenses	1,385	-	1,385
Total Current Assets	17,108	102,149	119,257

TOTAL ASSETS	$17,108	$102,149	$119,257

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable	$2,158	$27,569	$29,727
Due to related parties	16,294	93,517	109,811
Total Liabilities	18,452	121,086	139,538

Members’ Equity (Deficit)
Contribution	-	-	-
Accumulated Deficit	(1,344)	(18,937)	(20,281)
Total Members’ Equity (Deficit)	(1,344)	(18,937)	(20,281)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$17,108	$102,149	$119,257

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2025

	Series Paign Drive	Series Lake Overlook Drive	Series Waynick Drive	Series Golden Honey Drive	Unallocated	Consolidated

Revenues
Revenues from operations	$17,700	$7,800	$-	$-	$-	$25,500
Total Revenues	17,700	7,800	-	-	-	25,500

Operating expenses
Professional fees	1,300	500	-	-	10,000	11,800
Property taxes	4,706	-	-	-	-	4,706
Depreciation	5,661	1,862	-	-	-	7,523
Bank charges	565	-	-	-	153	718
Property management fees	1,468	546	-	-	-	2,014
Property commission fees	2,100	2,600	-	-	-	4,700
Asset management fees	1,266	937	-	-	-	2,204
Insurance	1,642	531	-	108	-	2,281
Bad debts	2,250	-	-	-	-	2,250
General and administrative	-	-	-	-	-	-
Repairs & maintenance	2,585	-	-	-	-	2,585
HOA fees	-	-	-	-	-	-
Total operating expenses	23,544	6,977	-	108	10,153	40,781

Income/(loss) from operations	(5,844)	823	-	(108)	(10,153)	(15,281)

Other Income/(expense)
Gain on debt forgiveness	1,842	-	-	-	32,752	34,594
Total Other Expense	1,842	-	-	-	32,752	34,594

Net Income / (Loss)	$(4,002)	$823	$-	$(108)	$22,599	$19,313
Weighted average membership interests	577	1,033	-	-	-	N/A
Earnings (Loss) per membership interest	$(6.93)	$0.80	$-	$-	$-	N/A

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENT OF OPERATIONS
For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated

Revenues
Revenues from operations	$-	$-	$-
Total Revenues	-	-	-

Operating expenses
Professional fees	800	15,700	16,500
General and administrative	152	-	152
Total operating expenses	952	15,700	16,652

Loss from operations	(952)	(15,700)	(16,652)

Other Income/(expenses)
Loan facility fees expenses	(392)	(3,237)	(3,629)
Total Other Expense	(392)	(3,237)	(3,629)

Net Income / (Loss)	$(1,344)	$(18,937)	$(20,281)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICITY)

For the year ended December 31, 2025

	Series Paign Drive	Series Lake Overlook Drive	Series Waynick Drive	Series Golden Honey Drive	Unallocated	Consolidated

Balance as of December 31, 2024	$(1,344)	$-	$-	$-	$(18,937)	$(20,281)
Contributions	313,600	410,000	-	-	-	723,600
Offering costs	(12,544)	(5,000)	-	-	-	(17,544)
Deemed distributions	(18,500)	(17,300)	-	-	-	(35,800)
Distributions	(3,205)	-	-	-	-	(3,205)
Net Income / (Loss)	(4,002)	823	-	(108)	22,599	19,313
Balance as of December 31, 2025	$274,005	$388,523	$-	$(108)	$3,662	$666,083
Number of membership interests	3,136	4,100	-	-	-	N/A

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICITY)

For the period from May 14, 2025 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated

Balance as of May 14, 2024	$-	$-	$-
Contributions	-	-	-
Net loss	(1,344)	(18,937)	(20,281)
Balance as of December 31, 2024	$(1,344)	$(18,937)	$(20,281)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2025

	Series Paign Drive	Series Lake Overlook Drive	Series Waynick Drive	Series Golden Honey Drive	Unallocated	Consolidated

Cash flows from operating activities:
Net income / (loss)	$(4,002)	$823	$-	$(108)	$22,599	$19,313
Adjustments to reconcile net income/(loss) provided by/(used in) operating activities:
Depreciation	5,661	1,862	-	-	-	7,523
Charge off of bad debt	2,250	-	-	-	-	2,250
Expenses incurred with related parties and charged to related party payables	9,353	4,599	-	-	9,744	23,696
Gain on debt forgiveness	(1,842)	-	-	-	(32,752)	(34,594)
Changes in operating assets and liabilities:
Prepaid expenses	(62)	(531)	-	(1,187)	-	(1,780)
Rent receivable	(6,168)	(11,954)	-	-	-	(18,122)
Unearned revenue	-	2,600	-	-	-	2,600
Security deposit	3,150	2,600	-	-	-	5,750
Accounts payable	4,570	-	-	865	409	5,844
Net cash provided by/(used in) operating activities	12,911	-	-	(430)	-	12,480

Cash flows from investing activities:
Building renovations	(13,112)	-	-	-	-	(13,112)
Cash paid for advances to related parties	(5,547)	-	-	-	-	(5,547)
Cash received in repayment of advances to related parties	5,547	-	-	-	-	5,547
Net cash provided by/(used in) investing activities	(13,112)	-	-	-	-	(13,112)

Cash flows from financing activities:
Cash received from advances from related parties	39,490	-	4,350	4,711	-	48,551
Cash repaid on advances from related parties	(131,227)	-	(4,350)	(4,281)	-	(139,858)
Contributions	313,600	410,000	-	-	-	723,600
Dividends paid	(2,596)	-	-	-	-	(2,596)
Net cash provided by/(used in) financing activities	219,267	410,000	-	430	-	629,697

Net change in cash and cash equivalents during the period	219,066	410,000	-	-	-	629,066
Cash and cash equivalents balance, beginning of period	3,179	-	-	-	-	3,179
Cash and cash equivalents balance, end of period	$222,245	$410,000	$-	$-	$-	$632,245

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of real estate property from the Managing Member	$263,960	$377,282	$-	$-	$-	$641,242
Deferred offering costs allocated from (to) the other Series	$-	$5,000	$4,350	$4,281	$(13,631)	$-
Deemed distributions charged to related party	$18,500	$17,300	$-	$-	$-	$35,800

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated

Cash flows from operating activities:
Net Loss	$(1,344)	$(18,937)	$(20,281)
Adjustments to reconcile net loss to net cash provided by operating activities:
Expenses paid by related party	16,294	93,517	109,811
Changes in operating assets and liabilities
Increase in prepaid expense	(1,385)	-	(1,385)
Increase in account payable	2,158	27,569	29,727
Net cash provided by operating activities	15,723	102,149	117,872

Cash flows from investing activities:

Cash flows from financing activities:
Deferred offering costs	(12,544)	(102,149)	(114,693)
Net cash used in financing activities	(12,544)	(102,149)	(114,693)

Cash and cash equivalents
Net change during the period	3,179	-	3,179
Balance, beginning of period	-	-	-
Balance, end of period	$3,179	$-	$3,179

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

NOTE 1: NATURE OF OPERATIONS

Wahed Real Estate Series 1, LLC (the “Company”) is a Delaware Series limited liability company formed on May 14, 2024, under the laws of Delaware, for which Wahed Financial, LLC is the managing member (the “Managing Member”). The Company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the Company. The Company formed Series Paign Drive on August 26, 2024, Series Lake Overlook Drive on May 23, 2025, Series Waynick Drive on September 25, 2025, and Series Golden Honey on October 30, 2025.

As of December 31, 2025, the Company remains dependent upon additional capital resources to fully implement its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated and consolidating financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company has adopted a calendar year as its fiscal year.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation. The Company and each Series utilizes its Managing Member centralized processes and systems for administration, accounting, and recordkeeping. The Managing Member has paid certain of the Company’s and each Series’ expenses without requiring repayment. These consolidated and consolidating financial statements only include expenses for which the Managing Member will require repayment from the Company, and excludes certain other costs incurred on its behalf. Consequently, future results of operations should the Company and each Series be separated from the Managing Member, or should the Managing Member no longer agree to cover the Company’s expenses, will include costs and expenses that may be materially different than the Company’s and each Series’ historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the Company’s and each Series’ future results of operations, financial position, and cash flows.  The Manager incurred $90,717 in costs on the Company’s and its Series’ behalf, including $54,503 in legal fees, which will not be reimbursed, directly or indirectly, by the Company and each Series. In accordance with the guidance provided under Section 7210 of the SEC Financial Reporting Manual, these non-reimbursable costs have been excluded from the Company’s accounting records.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Risk and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash Equivalents and Concentration of Cash Balance

The Company and its Series consider all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s and each Series cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Prepaid Expenses

As of December 31, 2025, prepaid expenses of $1,447 were recorded related to insurance for Series Paign Drive, $531 related to insurance were recorded for Series Lake Overlook Drive, and $1,187 related to insurance were recorded for Series Golden Honey. As of December 31, 2024, the Company and each of the Series had no prepaid expenses.

Deferred Offering Costs

The Company and its Series comply with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. The Company will reimburse its Managing Member up to 4% of the gross offering proceeds per Series offering for offering costs from the proceeds of each Series offering. We have preliminarily allocated up to 4% of the maximum expected gross offering amount, determined by the Managing Member for each Series, to cover offering costs for each respective Series, as and when such expenses are incurred. In the event that the aggregate funds raised by any Series are less than the amount anticipated, the corresponding allocation of offering expenses to such Series shall be reduced accordingly.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

As of December 31, 2025, the Company has deferred $97,149 of offering costs, consisting of $88,518 of unallocated deferred offering costs, $4,350 of Series Waynick Drive deferred offering costs, and $4,281 of Series Golden Honey deferred offering costs.

As of December 31, 2024, the Company has deferred $114,693 of offering costs, consisting of $102,149 of unallocated deferred offering costs and $12,544 of Series Paign Drive deferred offering costs.

During the year ended December 31, 2025, $5,000 of unallocated deferred offering costs were allocated to Series Overlook Drive, $4,350 of unallocated deferred offering costs were allocated to Series Waynick Drive, and $4,281 of unallocated deferred offering costs were allocated to Series Golden Honey.

During the year ended December 31, 2025, $17,460 of the unallocated due to related party was waived by the Manager and recognized as gain on debt forgiveness in the consolidated and consolidating statements of operations.

Acquisition Costs

The cost of acquiring the property will be borne by the respective Series, including any buyer’s premium payable and any sales or similar taxes if required to be paid.

Upon acquisition, the property will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Series funded by the Managing Member and acquisition expenses, which include all fees, costs and expenses incurred.

Real Estate Assets

Real estate assets are recorded at cost less accumulated depreciation. The Company’s and each Series’ real estate assets include the cost of the purchased Series property, including the building and related land, along with associated building improvements, appliances, and equipment. The Company and each Series allocate certain capitalized title fees and relevant acquisition expenses to the building value. The Company’s and each Series’ policy is to capitalize assets with costs over $1,000 and useful lives greater than one year. Expenses for routine maintenance and repairs are expensed as incurred. All capitalized real estate assets’ costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years and also useful life of 5 years for appliances. At the time of retirement or other disposition of real estate assets, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

The Company and each Series continually monitors events and changes in circumstances that could indicate carrying amounts of real estate assets may not be recoverable. When such events or changes in circumstances are present, the Series assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Series recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company and its Series did not record any impairment losses on real estate assets for the periods ended December 31, 2025 and 2024.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating financial statements approximate their fair value.

Security Deposit

Tenant deposit liabilities represent security deposits received from tenant customers.

Operating Expenses

Each Series of the Company will be responsible for the costs and expenses attributable to the activities of the Company related to such Series as well as any portion of shared expenses that the Managing Member allocates to such Series.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company and each Series apply the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Each Series property is used for rental purposes and earns rental income on a monthly basis. Rental income is recognized over the length of the contract under the provisions of ASC 842.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Expense Allocation

To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Series properties and any indemnification payments made by the Managing Member will be allocated among the various Series interests in accordance with the Managing Member’s allocation policy. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in the allocation policy. The Managing Member has sole discretion to amend the allocation policy.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these consolidated and consolidating financial statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company has, and intends to continue to, elect for each Series to be taxed as a corporation to take effect for the first tax year in which such Series issued Series interests.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

The Company and each Series comply with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s and each Series’ evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company and each Series believe that its income tax position would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company and each Series may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company and each Series are not presently subject to any income tax audit in any taxing jurisdiction.

Earnings/(Loss) per Membership Interest

Upon completion of an offering, each Series complies with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each Series are a business that has recently commenced its principal operations, plans to incur significant costs in pursuit of its capital financing plans and is dependent upon its Managing Member and its affiliates for continued funding of its cash flow needs.

The Company has an accumulated deficit of $(39,973) as of December 31, 2025. The Company limited liquid assets to satisfy its obligations as they come due with cash of $632,245 against current liabilities of $729,179 as of December 31, 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The Company’s and each Series’ ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors and rental revenue generated by acquired properties sufficient to meet its current and future obligations. No assurance can be given that the Company and each Series will be successful in these efforts. The consolidated and consolidating financial statements don’t include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company or its Series be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

NOTE 4: REAL ESTATE ASSETS

Real estate assets at December 31, 2025 consists of the following:

	Series Paign Drive	Series Lake Overlook Drive
Appliance and equipment	$5,387	$-
Building	203,560	307,282
Building improvement	7,725	-
Land	60,400	70,000
	277,072	377,282
Accumulated depreciation	5,661	1,862
Real estate asset, net	$271,411	$375,419

Depreciation expenses totaled $5,661 and $1,862 for Series Paign Drive and Series Lake Overlook Drive, respectively, for the year ended December 31, 2025 (see Note 2 – Real Estate Assets)

NOTE 5: MEMBERS’ EQUITY/(DEFICIT)

During the year ended December 31, 2025, the Company received contributions for investments in Series interests totaling $723,600, comprised of the issuance of 3,136 units in Series Paign Drive at $100/unit for gross proceeds of $313,600 and the issuance of 4,100 units in Series Lake Overlook Drive at $100/unit for gross proceeds of $410,000. During the year ended December 31, 2025, Series Paign Drive declared distributions of $3,205.

These funds relate to completed subscription agreements that have been approved and for which shares have been issued to investors. Offering proceeds received by the Company will be used for purposes consistent with the offering, including repayment of obligations associated with the acquired property.

The Company and each of its Series are managed by Wahed Financial, LLC, a Delaware limited liability company and managing member of the Company (the “Managing Member”) and the Managing Member holds 100% of the Company’s membership units. Pursuant to the terms of the operating agreement, the Managing Member will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

Distributable cash, as determined by the Managing Member, may be distributed on a quarterly basis from free cash flows. However, the Managing Member may change the timing of the distributions or determine no distributions shall be made, in its sole discretion. Distributable cash of each Series shall be applied first to expenses and reserves as determined by the Managing Member, and thereafter distributed to the members of that Series pro rata to their interests (which, for the avoidance of doubt, may include the Managing Member and its affiliates).

No member shall be entitled to withdraw or receive return of their capital contribution, except to the extent, if any, that distributions made pursuant to the operating agreement may be considered as such by law and then only to the extent provided for in the operating agreement.

The debts, obligations, and liabilities of the Company and each of its Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company and each of its Series, and no member of the Company and each of its Series are obligated personally for any such debt, obligation, or liability.

NOTE 6: RELATED PARTY TRANSACTIONS

The Company and each of its Series are managed by its sole member, Wahed Financial LLC, the Managing Member of the Company. Pursuant to the terms of the operating agreement, the Managing Member will provide certain management services to the Company. The Managing Member shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Managing Member may deem to be reasonably required to accomplish the purpose of the Company and each of its Series.

Subject to certain restrictions and limitations, the Managing Member is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company. The Managing Member has power and authority on behalf of the Company to amend the operating agreement.

Management Fee

For the Managing Member’s efforts in conducting due diligence, acquiring the properties, day-to-day management, and making the investment opportunity available to the Company and its members, the Managing Member shall earn on a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, payable quarterly in arrears, a management fee equal to 0.25% (1% annualized) of the asset value, as determined by the Managing Member as of the last day of the immediately preceding quarter.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

Series Paign Drive incurred asset management fees amounting to $1,266 and $0 for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2024, respectively. Series Lake Overlook incurred asset management fees amounting to $937 and $0 for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2024, respectively.

Sourcing and Acquisition Fees

Each Series will pay the Managing Member with a sourcing fee to cover the costs associated with searching and negotiation of the property purchase and preparing the property for rental. The applicable sourcing fee will be set forth in the certificate of designation for each Series.

Series Paign Drive incurred sourcing and acquisition fees amounting to $18,500 and $0 for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2024, respectively. Series Overlook Drive incurred sourcing and acquisition fees amounting to $17,300 and $0 for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2024, respectively. The sourcing and acquisition fees were recorded as deemed distributions in members’ equity (deficit) as these fees are not capitalizable to the associated real estate assets due to common control accounting rules.

Reimbursement of Expenses

Pursuant to the operating agreement, the Managing Member or its affiliates receive reimbursement of reasonable expenses paid or incurred by the Managing Member or its affiliates in connection with the Company’s and each Series’ operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from capital contributions, revenue, or reserves. The Managing Member may also reimburse its affiliates for such expenses incurred by them in connection with the Company’s and each Series’ operations, as decided in the Managing Member’s sole discretion.

The Company and each of its Series will reimburse its Managing Member for its payment of the Company’s and each its Series’ offering expenses, up to a cap of 4% of the gross proceeds of the aggregate offerings of all Series.

Distributions

Distributable cash, as determined by the Managing Member, will be distributed upon the final accounting of net results from the sale of a property, upon liquidation of each Series of the Company or as determined by the Managing Member, subject to available cash. Distributable cash shall be applied and distributed 100% to the members (pro rata to their interests and which, for the avoidance of doubt, may include the Managing Member and its affiliates).

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

Loans Payable, Related Party

As of December 31, 2025, due to related party includes loans taken from Wahed Invest LLC and from Wahed Financial LLC for purchase of property (as discussed below), both related parties under common control, as well as to fund certain expenses paid on behalf of the Company, as discussed above, which amounts remain payable as of December 31, 2025. The total amount outstanding as of December 31, 2025 is $684,649 ($81,759 to Wahed Invest LLC and $602,890 to Wahed Financial LLC) consisting of $56,878 unallocated payable, $214,528 payable from Series Paign Drive, $404,182 payable from Series Lake Overlook Drive, $4,350 payable from Series Waynick Drive, and $4,711 payable from Series Golden Honey Drive. The balances bear no interest in the principal amounts borrowed from Wahed Invest LLC and Wahed Financial LLC. Loan facility fee payable as of December 31, 2025 and 2024, on these loans is $0 and $3,629, consisting of $3,237 unallocated loan facility fee payable and $392 loan facility fee payable from Series Paign Drive as of December 31, 2024. Following a review of loan balances in 2025 and discussions with the related parties, the loan facility fee outstanding on loan balances was waived, and accordingly, a loan facility fee aggregating to $3,569 was charged to other income as a gain on debt forgiveness.

Acquisition Cost - Paign Drive Property

On August 9, 2024, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 41210 Paign Drive, Sterling Heights, MI “Paign Drive Property” for a total purchase price of $260,000.

On March 12, 2025, the Managing Member entered into a property management agreement, appointing Ahsan Tarar, as the “Property Manager,” effective March 12, 2025. Unless explicitly renewed or terminated, the property management agreement will end on the second anniversary of the effective date and will automatically renew for additional successive 12-month periods. The Property Manager is entitled to withhold 10% from each monthly rental payment including late fees as compensation for management services or management fees. Series Paign Drive incurred property management fees amounting to $1,468 for the year ended December 31, 2025.

On May 2, 2025, the property was transferred by the Managing Member to Series Paign Drive in exchange for an interest-free loan of $263,940. The Company also incurred $4,200 in acquisition expenses and $14,300 in sourcing fees in relation to the transfer, which were recorded as deemed distributions to members’ equity (deficit).

Acquisition Cost – Lake Overlook Drive Property

On March 6, 2025, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 6724 Lake Overlook Drive, Fort Worth, TX 76135, for a total purchase price of $374,900.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

On March 21, 2025, the Managing Member entered into a property management agreement with G&O Property Management, LLC, as the “Property Manager,” effective March 21, 2025. The property management agreement has a term of one year and extends automatically for successive monthly terms unless terminated. The Property Manager is entitled to withhold 7% from each monthly rental payment, a lease commission equal to one month of gross rent (as exclusive leasing agent) and an initial $500 property onboarding fee. Series Lake Overlook Drive incurred property management fees amounting to $546 for the year ended December 31, 2025.

On November 1, 2025 the property was transferred to Series Lake Overlook Drive in exchange for an interest-free loan of $377,282. The Company also incurred $4,800 in acquisition expenses and $12,500 in sourcing fees in relation to the transfer, which were recorded as deemed distributions to members’ equity (deficit).

Acquisition Cost – Waynick Drive Property

In August 2025, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 8820 Waynick Drive, Raleigh, NC, 27617, for a total purchase price of $435,000. The Managing Member intends to sell the property to Series Waynick Drive once sufficient funds from the Company’s Regulation A offering have been tendered to the Company. As of December 31, 2025, the property title remains under Wahed Financial LLC (Managing Member) and has not yet been transferred to Series Waynick Drive.

The Managing Member entered into property management agreement with Acre Home Operation as the “Property Manager” for compensation equal to 8% of gross rent payable quarterly in advance, plus a one-time property disposition fee of 1% of the sale price of the property to the resident or to a third party.

Acquisition Cost – Golden Honey Drive Property

In September 2025, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 1740 Golden Honey Drive, Wake Forest, NC, 27587, for a total purchase price of $455,000. The Managing Member intends to sell the property to Series Golden Honey once sufficient funds from the Company’s Regulation A offering have been tendered to the Company. As of December 31, 2025, the property title remains under Wahed Financial LLC (Managing Member) and has not yet been transferred to Series Golden Honey.

The Managing Member entered into property management agreement with Acre Home Operation as the “Property Manager” for compensation equal to 8% of gross rent payable quarterly in advance, plus a one-time property disposition fee of 1% of the sale price of the property to the resident or to a third-party.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8: COMMITMENTS AND CONTINGENCIES

The Company and each of its Series may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company and each of its Series does not anticipate that the outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations. The Company is a named defendant along with other third parties, including the then property manager for the property. Because the incident is alleged to have occurred prior to the transfer of the property by the Company’s Managing Member to Series Paign Drive, the Company believes it has strong defenses to these claims and that it will ultimately not have any exposure related to this matter.

NOTE 9: INCOME TAXES

Each Series of the Company has elected, or will elect, to be taxed as a corporation. Income taxes are provided for the tax effects of transactions reported in the consolidated and consolidating financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of accounting for certain offering costs between GAAP and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Each individual series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets, primarily resulting from net operating loss carryforwards (“NOLs”), will not be realized. As of December 31, 2025, Series Paign Drive and Series Lake Overlook Drive had net operating loss carryforwards of $36,390 and $21,477, resulting in deferred tax assets of $10,280 and $6,067, each respectively. A full valuation allowance was recorded against such, reducing the deferred tax assets to zero. Due to the full valuation allowance, the effective tax rate was 0% for the year ended December 31, 2025. No other series had more than trivial deferred tax assets.

The 28.25% rate is calculated using the federal corporate tax rate of 21% plus the effective state tax rate of 7.25%.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 14, 2024 (inception) to December 31, 2025

NOTE 10: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through April 27, 2026, the date the consolidated and consolidating financial statements were available to be issued.

Series Lure Lane Inception

On January 30, 2026, the Company established Series Lure Lane for the purposes of acquiring the Lure Lane property. Wahed Financial LLC intends to transfer the property to Series Lure Lane Drive once sufficient funds from the Company’s Regulation A offering have been tendered to the Company.

Acquisition Cost – Lure Lane Property

On January 5, 2026, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 112 Lure Lane, Wendell, North Carolina, for a total purchase price of $505,000 (net of sales credits) plus closing costs. The Managing Member entered into property management agreement with Acre Home Operation as the “Property Manager” for compensation equal to 8% of gross rent payable quarterly in advance, plus a one-time property disposition fee of 1% of the sale price of the property to the resident or to a third party.

Issuance of Membership Interest for Series Waynick Drive and Series Golden Honey

Subsequent to year-end, Series Waynick Drive issued membership interests of 4,850 units for $485,000.

Subsequent to year-end, Series Golden Honey issued membership interests of 4,975 units for $497,500.

See accompanying Independent Auditor’s Report

Item 8.

INDEX TO EXHIBITS

2.1	Certificate of Formation of Wahed Real Estate Series 1 LLC (incorporated by reference to Exhibit 2.1 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
2.2	Limited Liability Company Agreement of Wahed Real Estate Series 1 LLC (incorporated by reference to Exhibit 2.2 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
2.3	Series Paign Drive Series Designation (incorporated by reference to Exhibit 2.3 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)
2.4	Series Lake Overlook Drive Series Designation (incorporated by reference to Exhibit 2.4 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
2.5	Series Waynick Drive Series Designation (incorporated by reference to Exhibit 2.5 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
2.6	Series Golden Honey Series Designation (incorporated by reference to Exhibit 2.6 of Post-Qualification Amendment No. 2 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 12, 2025)
2.7	Series Lure Lane Series Designation (incorporated by reference to Exhibit 2.7 of Post-Qualification Amendment No. 3 to the Company’s Offering Statement on Form 1-A filed with the SEC on February 9, 2026)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)
6.1	Dalmore Agreement (incorporated by reference to Exhibit 6.1 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
6.2	Series Paign Drive Purchase Agreement (incorporated by reference to Exhibit 6.2 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)
6.3	Form of Facility Agreement between the Company or a Series thereof and the Managing Member of an affiliate thereof (incorporated by reference to Exhibit 6.3 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
6.4	Paign Drive Property Management Agreement (incorporated by reference to Exhibit 6.4 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.5	Addendum to Series Paign Drive Purchase Agreement (incorporated by reference to Exhibit 6.5 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)
6.6	Form of Lease Agreement for the Paign Drive property (incorporated by reference to Exhibit 6.8 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.7	Lake Overlook Drive Purchase Agreement (incorporated by reference to Exhibit 6.9 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.8	Lake Overlook Drive Property Management Agreement (incorporated by reference to Exhibit 6.10 of Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on May 29, 2025)
6.9	Form of Residential Lease for the Lake Overlook Drive property (incorporated by reference to Exhibit 6.9 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
6.10	North Carolina Special Warranty Deed of Waynick Drive property (incorporated by reference to Exhibit 6.10 of the Company’s Semi-Annual Report on Form 1-SA filed with the SEC on September 29, 2025)
6.11	Property Management Agreement (Waynick Drive, Golden Honey and Lure Lane properties) (incorporated by reference to Exhibit 6.11 of Post-Qualification Amendment No. 2 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 12, 2025)
6.12	Form of Lease Agreement and Value Share Agreement (Waynick Drive, Golden Honey and Lure Lane properties) (incorporated by reference to Exhibit 6.12 of Post-Qualification Amendment No. 3 to the Company’s Offering Statement on Form 1-A filed with the SEC on February 9, 2026)
6.13	Form of Value Share Transfer Agreement (Waynick Drive, Golden Honey and Lure Lane properties) (incorporated by reference to Exhibit 6.13 of Post-Qualification Amendment No. 2 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 12, 2025)
6.14	Golden Honey Offer to Purchase and Contract (incorporated by reference to Exhibit 6.14 of Post-Qualification Amendment No. 2 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 12, 2025)
6.15	Lure Lane Purchase Contract and Assignment and Assumption Agreement (incorporated by reference to Exhibit 6.16 of Post-Qualification Amendment No. 3 to the Company’s Offering Statement on Form 1-A filed with the SEC on February 9, 2026)
12	Auditor’s Consent

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on April 30, 2026.

Wahed Real Estate Series 1 LLC

a Delaware limited liability company

By	Wahed Financial LLC, a Delaware corporation Its: Managing Member

	By:	/s/ Ahmar Shaikh
	Name:	Ahmar Shaikh
	Title:	Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

By:	/s/ Ahmar Shaikh
Name:	Ahmar Shaikh
Title:	Manager, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer) of Wahed Financial LLC

Date: April 30, 2026